RESTRUCTURING AGREEMENT


     This Restructuring Agreement is made as of the 21st day of November, 1997, by and among Signal Apparel Company, Inc., an Indiana corporation (the "Company") and WGI, LLC, a New York limited liability company ("WGI").

WHEREAS, as of the end of the Company's third fiscal quarter (September 30, 1997), the Company was indebted to WGI and/or its affiliates in the principal amount of $20,000,000 (plus accrued interest of $8,271,832), pursuant to the terms of a Credit Agreement dated as of March 31, 1995, as amended, (the "WGI Credit Agreement Debt"), with additional interest accruing on such indebtedness at the rate of 10% per annum; and

WHEREAS, as of the end of the Company's third fiscal quarter (September 30, 1997), the Company was indebted to WGI and/or its affiliates in the principal amount of $23,584,000 (plus accrued interest of $4,305,546), pursuant to additional advances of funds to the Company through August 22, 1997, which were intended by the Company and WGI as additional financing to be documented on substantially the same terms as those of the Credit Agreement dated as of March 31, 1995, as amended, (the "WGI Advances Debt"), with additional interest accruing on such indebtedness at the rate of 10% per annum; and

WHEREAS, WGI presently holds 177.969 shares of the Company's Series C Preferred Stock, which shares represent an aggregate of $20,513,958.31 in stated value plus cumulative accrued and unpaid dividends (dividends having ceased to accrue on such stock pursuant to the terms of an


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agreement  between the Company  and all of the holders  thereof  dated March 31,
1995); and

WHEREAS, WGI presently holds Warrants, exercisable through September 1, 1998, to purchase a total of 345,000 additional shares of the Company's Common Stock with an exercise price of $7.06 per share; and

WHEREAS, as of the end of the Company's third fiscal quarter (September 30, 1997), the Company was indebted to WGI and/or its affiliates in the principal amount of $6,500,000 (plus accrued interest of $1,381,286), pursuant to the terms of certain indebtedness formerly owed by a subsidiary of the Company to an affiliate of NationsBank, which debt was subsequently purchased from the NationsBank affiliate by WGI (the "WGI/Greyrock Debt"), with additional interest accruing on such indebtedness at the rate of 11% per annum; and

WHEREAS, in contemplation of this Restructuring Agreement, WGI has (effective November 7, 1997) exercised outstanding Warrants which it held to acquire a total of 4,630,000 shares of the Company's Common Stock, with the aggregate $12,827,120 exercise price for such Warrants being paid through (i) tender to the Company of shares of the Company's Series C Preferred Stock held by WGI with a stated value of $3,375,000 and (ii) extinguishment of $9,452,120 of the outstanding balance owed by the Company pursuant to the WGI Advances Debt;

WHEREAS, in contemplation of this Restructuring Agreement, the Company has (effective November 10, 1997) applied $20,000,000 of additional funding which it obtained under the recent amendment and restatement of its factoring arrangement with its Senior Lender to pay off the


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WGI/Greyrock Debt and to further reduce the outstanding balance owed by the
Company pursuant to the WGI Advances Debt; and

WHEREAS, the Company and WGI desire to restructure the Company's obligations under the WGI Credit Agreement Debt and the WGI Advances Debt in the manner set forth in this Restructuring Agreement, in order to (i) facilitate and provide for additional equity investment in the Company and (ii) facilitate the Company's survival as a going concern while implementing management's turnaround plans for its business operations by improving the Company's working capital situation and reducing the financial pressure on its operations.

NOW THEREFORE, in consideration of the foregoing premises and of the mutual promises made hereinafter, the parties hereto agree as follows:

     1. Board and Shareholder Approval Required

     Consummation of the transactions which are the subject of this Restructuring Agreement shall be conditioned upon and subject to (i) approval of this Restructuring Agreement and the transactions contemplated hereby by the Company's Board of Directors in accordance with all applicable requirements of the Indiana Business Corporation Law and of the Company's Restated Articles of Incorporation and (ii) approval of the issuance of shares of the Company's Common Stock in connection with certain of the transactions contemplated by this Restructuring Agreement at the Company's 1997 Annual Meeting of Shareholders.


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     2. Creation of Series F Preferred Stock

     The Company shall create a series of Preferred Stock to be designated:
"Series F Preferred Stock," having the rights, restrictions, terms and conditions described in this paragraph. The Series F Preferred Stock: (i) shall consist of a total of 1,000 authorized shares, stated value $100,000 per share;
(ii) shall bear Cumulative Undeclared Dividends at the rate of 9.0% per annum, payable in cash when declared; (iii) shall not have any mandatory redemption or call features; (iv) shall not be convertible into any other security of the Company; and (v) shall be equal to the Corporation's Series A Preferred Stock and senior to all other classes or series of the Company's equity securities in all regards, including dividends, distributions and redemptions. All of the foregoing shall be as set forth in the document entitled "Certificate of the Voting Powers, Designations, Preferences and Relative, Participating, Optional or Other Special Rights, and Qualifications, Limitations or Restrictions Thereof, of the Series F Preferred Stock of Signal Apparel Company, Inc.," attached to this Restructuring Agreement as Annex I. The creation and terms of the Series F Preferred Stock will be submitted to the Company's Board of Directors for approval in the manner contemplated by the Company's Restated Certificate of Incorporation in connection with the consideration and approval of this Restructuring Agreement by the Company's Board of Directors. The creation and authorization of the Series F Preferred Stock shall be contingent upon approval of this Restructuring Agreement and the transactions described herein by the Company's Board of Directors.

     3. Amendment of Outstanding WGI Warrants

     Effective immediately upon approval of the issuance of shares of the Company's Common Stock in connection with certain of the transactions contemplated by this Restructuring


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Agreement by the Company's shareholders at its 1997 Annual Meeting, the Company shall effect the amendment of the outstanding Warrants to purchase 345,000 shares of the Company's Common Stock held by WGI, to reset the exercise price thereof from $7.06 per share to $1.75 per share, resulting in a net realizable economic benefit to WGI of $1,831,950.

     4. Exchange of Common Stock for Debt

     Effective immediately upon approval of the issuance of shares of the Company's Common Stock in connection with certain of the transactions contemplated by this Restructuring Agreement by the Company's shareholders at its 1997 Annual Meeting, the Company will issue 8,000,000 shares of Common Stock to WGI in exchange for the cancellation/extinguishment by WGI of $15,831,950 of the outstanding indebtedness owed by the Company pursuant to the WGI Credit Agreement and/or the WGI Advances Debt. This transaction will result in a valuation of approximately $1.98 per share for such shares of Common Stock, representing a premium of approximately 13% over the current market price of approximately $1.75 per share for such stock and resulting in a discount on the extinguishment of such debt of approximately $1,831,950, which is equivalent to the net realizable economic benefit to WGI of repricing WGI's outstanding Warrants as called for by Paragraph 3 of this Restructuring Agreement.

     Such shares of the Company's Common Stock will not be registered under the Securities Act of 1933, as amended (the "Securities Act") and will be issued to WGI in reliance upon an exemption from the registration requirements of the Securities Act. Such shares cannot be transferred by WGI without an exemption from such registration requirements or pursuant to an effective registration statement. As an inducement to the Company to issue such shares to WGI in accordance with the terms of this Restructuring Agreement, WGI hereby represents to the


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Company that it is acquiring such shares for investment purposes only.

     5. Issuance of Series F Preferred Stock in Exchange for Series C Preferred Stock and Debt

     Effective immediately upon approval of the issuance of shares of the Company's Common Stock in connection with certain of the transactions contemplated by this Restructuring Agreement by the Company's shareholders at its 1997 Annual Meeting, the Company shall issue shares of its Series F Preferred Stock to WGI in an amount (at the stated value of $100,000 per share) equal to: (i) the $20,513,958.31 in stated value (plus accrued and unpaid dividends) of the Company's Series C Preferred Stock held by WGI and (ii) all remaining outstanding indebtedness of the Company (plus accrued interest thereon through the date of such transaction) pursuant to the WGI Credit Agreement Debt and/or the WGI Advances Debt. WGI hereby agrees to accept such shares of Series F Preferred Stock in full satisfaction of all of the Company's then-remaining obligations to WGI with respect to: (i) such shares of Series C Preferred Stock (which WGI agrees to tender to the Company for cancellation immediately following such transaction); (ii) the WGI Credit Agreement Debt and (iii) the WGI Advances Debt.

     Such shares of the Company's Series F Preferred Stock will not be registered under the Securities Act of 1933, as amended (the "Securities Act") and will be issued to WGI in reliance upon an exemption from the registration requirements of the Securities Act. Such shares cannot be transferred by WGI without an exemption from such registration requirements or pursuant to an effective registration statement. As an inducement to the Company to issue such shares to WGI in accordance with the terms of this Restructuring Agreement, WGI hereby represents to the Company that it is acquiring such shares for investment purposes only.


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     6. Exercise of the Company's Rights Under the Preferred Stock Agreement


     Both the Company and WGI hereby acknowledge and agree that one purpose of the transactions contemplated by this Restructuring Agreement is to facilitate the intended exercise by the Company, in conjunction with such transactions, of its rights under Paragraph 2 of that certain Agreement, dated March 31, 1995, between the Company and the holders of all outstanding shares of its Series A Preferred Stock and Series C Preferred Stock (the "Preferred Stock Agreement"). Paragraph 2 of the Preferred Stock Agreement gives the Company the right, exercisable through June 30, 1998 upon satisfaction of certain conditions, to redeem all outstanding shares of the Company's Series A Preferred Stock and Series C Preferred Stock (including any accrued and unpaid dividends thereon) with shares of the Company's Common Stock valued for such purpose at $7.00 per share. Certain of the transactions contemplated by this Restructuring Agreement will result in the satisfaction of all conditions precedent to the Company's ability to exercise its right of redemption under Paragraph 2 of the Preferred Stock Agreement, and the Company hereby agrees to exercise such right with respect to all then outstanding shares of its Series A Preferred Stock and Series C Preferred Stock immediately upon completion of the transactions called for by this Restructuring Agreement.

     7. WGI to Cause Its Affiliates to Take All Necessary Actions

     By entering into this Agreement, WGI agrees that it shall cause any action whatsoever to be taken or delivery to be made, by any of its affiliates, necessary to implement and effectuate this Agreement, including but not limited to any execution or delivery of any document.


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     IN WITNESS WHEREOF, the undersigned hereby set forth their hands to be effective as of the date and year first written above. SIGNAL APPAREL COMPANY, INC.

  /s/ Robert J. Powell
  --------------------
By:  Robert J. Powell
Title:  Vice President


WGI, LLC

  /s/ Paul R. Greenwood
  ---------------------
By:  Paul R. Greenwood
Title:  Manager


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